Exhibit 99.1

SkyPostal Acquires Colombia-Based Logistics Enterprises

MIAMI and BOGOTA, COLOMBIA – March 3, 2009 – SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today announced that it has acquired Logistics Enterprises, Ltda, a privately held international cross-border mail service provider serving corporate accounts, and magazine printers and publishers in Bogota, Colombia. Terms of the transaction were not disclosed.

Logistics Enterprises is one of two private cross border mail operators in Colombia that provides international alternative mail delivery service to the national Columbia public postal system. In 2007, the National Post of Colombia reported $56 million in total revenues. Logistics Enterprises estimates that it has captured approximately 20% of the cross border commercial mail market in this country.

SkyPostal President and CEO Albert P. Hernandez, said, “With the addition of Logistics Enterprises to our established private postal network we gain a key foothold in Colombia. We are also expanding our reach in Colombia with access to Enterprise Logistics’ existing customer accounts. With only one other private postal operator in this country this acquisition will serve as a key platform for our strategy to consolidate the retail cross-border mail delivery market in Latin America.”

About SkyPostal Networks, Inc.

SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail from European postal administrations, major publishers, mail consolidators, international mailers and financial institutions that require time-defined and reliable delivery of their mail and magazines, as well as mail order parcels through its Punto Mio division (www.PuntoMio.com). Launched in October 2008, Punto Mio is an Internet shopping facilitator that bridges the gap between U.S.-based e-tailers and the online international shopper from the time of purchase through cross-border delivery. For more information on SkyPostal visit www.skypostal.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements.

Contact:

Financial Profiles, Inc.
Brandi Floberg

(310) 277-4711

bfloberg@finprofiles.com

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